Exhibit 4.7

EXECUTION COPY

AMENDED AND RESTATED

SHAREHOLDERS AGREEMENT

CDMTV HOLDING COMPANY

1.	Interpretation		1
	1.1	DEFINITIONS	1
	1.2	INTERPRETATION	6
	1.3	JURISDICTION	7
2.	Demand Registration		7
	2.1	REGISTRATION OTHER THAN ON FORM F-3 OR FORM S-3	7
	2.2	REGISTRATION ON FORM F-3 OR FORM S-3	7
	2.3	RIGHT OF DEFERRAL	8
	2.4	UNDERWRITTEN OFFERINGS	8
3.	Piggyback Registrations		9
	3.1	REGISTRATION OF THE COMPANY’S SECURITIES	9
	3.2	RIGHT TO TERMINATE REGISTRATION	9
	3.3	UNDERWRITING REQUIREMENTS	9
	3.4	EXEMPT TRANSACTIONS	10
4.	Registration Procedures		10
	4.1	REGISTRATION PROCEDURES AND OBLIGATIONS	10
	4.2	INFORMATION FROM HOLDER	11
	4.3	EXPENSES OF REGISTRATION	11
5.	Registration-Related Indemnification		12
	5.1	COMPANY INDEMNITY	12
	5.2	HOLDER INDEMNITY	13
	5.3	NOTICE OF INDEMNIFICATION CLAIM	13
	5.4	CONTRIBUTION	13
	5.5	UNDERWRITING AGREEMENT	14
	5.6	SURVIVAL	14
6.	Additional Registration-Related Undertakings		14
	6.1	REPORTS UNDER THE EXCHANGE ACT	14
	6.2	LIMITATIONS ON SUBSEQUENT REGISTRATION RIGHTS	15
	6.3	“MARKET STAND-OFF” AGREEMENT	15
	6.4	TERMINATION OF REGISTRATION RIGHTS	15
	6.5	EXERCISE OF PREFERRED SHARES	15
7.	Preemptive Right		16
	7.1	GENERAL	16
	7.2	ISSUANCE NOTICE	16
	7.3	OVERALLOTMENT	16
	7.4	SALES BY THE COMPANY	16
	7.5	INVESTOR FAVORABLE TERMS	16
	7.6	TERMINATION OF PREEMPTIVE RIGHTS	17
8.	Information and Inspection Rights		17
	8.1	DELIVERY OF FINANCIAL STATEMENTS	17
	8.2	INSPECTION	18
	8.3	TERMINATION OF INFORMATION AND INSPECTION RIGHTS	18
	8.4	GOVERNMENTAL/SECURITIES FILINGS	18
	8.5	UNITED STATES TAX MATTERS	18
9.	Election of Directors; Board Observer; Finance Committee		19
	9.1	BOARD OF DIRECTORS	19
	9.2	ALTERNATE	20
	9.3	FINANCE COMMITTEE	20
	9.4	D&O INSURANCE	21

-i-

	9.5	ASSIGNMENT	21
	9.6	AMENDMENT	21
	9.7	BOARD MEETINGS	21
10.	Additional Agreements; Covenants		21
	10.1	PROTECTIVE PROVISIONS	21
	10.2	OPTION TO PURCHASE CDMTV	24
	10.3	STOCK OPTION PLAN	24
	10.4	QUALIFIED IPO	24
	10.5	USE OF PROCEEDS	24
	10.6	APPROVAL OF BUSINESS PLAN	25
	10.7	EXCLUSIVE SALES ARRANGEMENTS	25
	10.8	APPROVALS	25
	10.9	FURTHER REGULATORY COMPLIANCE	25
	10.10	COMPLIANCE	25
	10.11	BOARD OF DIRECTORS OF THE GROUP COMPANIES	26
	10.12	Share Transfer Based on 2007 Net Income	26
	10.13	NONCOMPETE	27
	10.14	AMENDMENTS TO MEMORANDUM OR ARTICLES	29
	10.15	Winding Up, Bankruptcy, Dissolution or Liquidation	29
11.	Assignments and Transfers; No Third Party Beneficiaries		29
12.	Miscellaneous		29
	12.1	GOVERNING LAW	29
	12.2	DISPUTE RESOLUTION	29
	12.3	COUNTERPARTS	30
	12.4	NOTICES	30
	12.5	HEADINGS AND TITLES	31
	12.6	EXPENSES	31
	12.7	ENTIRE AGREEMENT: AMENDMENTS AND WAIVERS	31
	12.8	SEVERABILITY	31
	12.9	FURTHER ASSURANCES	31
	12.10	RIGHTS CUMULATIVE	31
	12.11	NO WAIVER	31
	12.12	NO PRESUMPTION	32
	12.13	NO CONFLICT WITH MEMORANDUM AND ARTICLES	32

EXHIBITS:

Exhibit A(i)	Series B Investors

Exhibit A(ii)	Series A Investors

Exhibit A(iii)	Ordinary Shareholders

Exhibit B	PFIC Annual Information Statement

-ii-

AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

THIS AMENDED AND RESTATED SHAREHOLDERS AGREEMENT (this “Agreement”) is entered into as of March 9 2007 (the “Effective Date”), by and among CDMTV Holding Company, an exempted company duly incorporated and validly existing under the Laws of the Cayman Islands (the “Company”), the investors listed on Exhibit A(i) attached hereto (each, a “Series B Investor”, and collectively, the “Series B Investors”), the Series A investors listed on Exhibit A(ii) attached hereto (each, a “Series A Investor,” collectively, the “Series A Investors,” and together with the Series B Investors, the “Investors”) and the individuals listed on Exhibit A(iii) attached hereto (the “Ordinary Shareholders”). The Company, the Investors and the Ordinary Shareholders are referred to herein collectively as “Parties” and individually as a “Party.”

Capitalized terms used herein without definition shall have the meanings set forth in the Series B Purchase Agreement (as defined below).

RECITALS

A.	The Company, certain of the Investors and certain of the Ordinary Shareholders have entered into a Series B Preferred Share Purchase Agreement dated the date hereof (the “Series B Purchase Agreement”).

B.	The Company, the Series A Shareholders and certain of the Ordinary Shareholders are party to that certain Shareholder Agreement dated April 12, 2006 (the “Prior Shareholders Agreement”).

C.	It is a condition precedent under the Series B Purchase Agreement that the Company, the Investors and the Ordinary Shareholders enter into this Agreement.

D.	The parties to the Prior Shareholders Agreement desire to amend and restate the Prior Shareholders Agreement and to accept the rights, covenants and obligations hereof in lieu of the rights, covenants and obligations set forth in the Prior Shareholders Agreement.

WITNESSETH

NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and other good and valuable consideration, the Parties agree as follows:

1.	Interpretation.

1.1 Definitions. The following terms shall have the meanings ascribed to them below:

“Adjustment Period Financial Statements” means the consolidated audited financial statements of the Company for the twelve (12) month period ended December 31, 2007, which shall be prepared in accordance with the generally accepted accounting principles in the United States by one of the “big four” international accounting firms selected by the Company.

“Adjustment Period Net Income” means the net income of the Company for the twelve (12) month period ended December 31, 2007, as determined based on the Adjustment Period Financial Statements, rounded to the nearest multiple of US$10,000; provided, that (i) the calculation of the Adjustment Period Net Income shall not include any extraordinary and non-recurring revenue or expenses, including but not limited to extraordinary and non-recurring revenue and expenses in connection with any public or private offering of Equity Securities or other securities approved by the Board (subject to Section 10.1 or the corresponding provision in the Prior Shareholders Agreement), as the result of mergers or acquisitions approved by the Board, in connection with grants from Governmental Authorities or one-time write-offs, and (ii) any share-based compensation expenses and any dividend charges declared pursuant to Article 6A(ii) of the Articles of Association of the Company, as amended from time to time, incurred by the Company under U.S. GAAP shall not be included in the calculation of the Adjustment Period Net Income. For the avoidance of doubt, the calculation of the Adjustment Period Net Income shall include depreciation, any interest income , and any revenue or expenses as the result of mergers or acquisitions that are not extraordinary in nature, as approved and determined by the Board (including the Series A Director, if any).

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person.

“Applicable Securities Laws” means (i) with respect to any offering of securities in the United States, or any other act or omission within that jurisdiction, the securities Law of the United States, including the Exchange Act and the Securities Act, and any Applicable Securities Laws of any state of the United States, and (ii) with respect to any offering of securities in any jurisdiction other than the United States, or any related act or omission in that jurisdiction, the Applicable Securities Laws of that jurisdiction.

“Board” or “Board of Directors” means the board of directors of the Company.

“Business Day” means any day that is not Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in the PRC, the Cayman Islands or The City of New York.

“CDMTV” means China Digital Mobile Television Co., Ltd. ( ), a company incorporated and existing under the Laws of the PRC (as defined below).

“Commission” means (i) with respect to any offering of securities in the United States, the Securities and Exchange Commission of the United States or any other federal agency at the time administering the Securities Act, and (ii) with respect to any offering of securities in a jurisdiction other than the United States, the regulatory body of the jurisdiction with authority to supervise and regulate the offering and sale of securities in that jurisdiction.

“Common Shares” means the ordinary shares, par value US$0.0001, of the Company.

“Common Share Equivalents” means warrants, options and rights exercisable for Common Shares or securities convertible into or exchangeable for Common Shares, including, without limitation, the Preferred Shares.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person; the term “Controlled” has the meaning correlative to the foregoing.

“Employee Compensation Share” has the meaning given to such term in the Company’s Memorandum and Articles, as amended and restated from time to time.

“Equity Securities” means any Common Shares or Common Share Equivalents of the Company.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended.

“Form F-3” means Form F-3 promulgated by the Commission under the Securities Act or any successor form or substantially similar form then in effect.

“Form S-3” means Form S-3 promulgated by the Commission under the Securities Act or any successor form or substantially similar form then in effect.

“Future JV” means any entity that is established on or after the Effective Date and that is a joint venture or similar arrangement between the Company and/or any Group Company and any other Person.

“Governmental Authority” means any nation or government or any nation, province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Group Company” means the Company, CDMTV Technology Co., Ltd. ( ), a limited liability company wholly owned by the Company, organized and existing under the Laws of the PRC (“WFOE”), CDMTV, and any other directly or indirectly wholly owned Subsidiary of the Company, WFOE, CDMTV and of their respective Controlled Affiliates (with each of such Group Companies being referred to as a “Group Company”).

“GSPS” means GSPS Asia Limited.

“Holders” means the holders of Registrable Securities who are parties to this Agreement from time to time, and their permitted transferees that become parties to this Agreement from time to time.

“Initiating Holders” means, with respect to a request duly made under Section 2.1 or Section 2.2 to Register any Registrable Securities, the Holders initiating such request.

“Joint Venture” shall mean Henan Cable China Digital Mobile Television Co., Ltd. , a company incorporated and existing under the Laws of the PRC., Jilin Mobile Television Co., Ltd. , a company incorporated and existing under the Laws of the PRC, Wuxi Guangtong Digital Mobile Television Co., Ltd.  , a company incorporated and existing under the Laws of the PRC, Chengdu China Digital Mobile Television Co., Ltd.  , a company incorporated and existing under the Laws of the PRC, Ha’erbin China Digital Mobile Television Co., Ltd.  , a company incorporated and existing under the Laws of the PRC, Dalian Mobile Digital Television Co., Ltd.
  , a company incorporated and existing under the Laws of the PRC and Hubei China Digital Mobile Television Co., Ltd.
  , a company incorporated and existing under the Laws of the PRC.

“IPO” means the first firmly underwritten registered public offering by the Company of its Common Shares pursuant to a Registration Statement that is filed with and declared effective by either the Commission under the Securities Act or another Governmental Authority (as defined in the Series B Purchase Agreement) for a public offering in a jurisdiction other than the United States.

“Law” means any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any Governmental Authority and any injunction, judgment, order, ruling, assessment or writ issued by any Governmental Authority.

“Liquidation Event” has the meaning given to such term in the Company’s Memorandum and Articles, as amended and restated from time to time.

“Majority-in-Interest” means an interest in the voting securities of a Person or Persons that exceeds 50% of such voting securities of such Person or Persons.

“Memorandum and Articles” means the amended and restated memorandum of association and the articles of association of the Company, as may be amended and restated from time to time.

“Milestone” means Milestone Capital Partners Limited and/or any of its designees or Affiliates.

“Mobile Digital Television Business” means the business of broadcasting content using digital transmission technology to mobile terminals, including, without limitation the “mobile digital television” business and the “mobile digital multimedia television” business.

“New Securities” means, subject to the terms of Section 7 hereof, any newly issued Equity Securities of the Company, except for (i) any Common Share issued or issuable to employees, officers, consultants or directors of the Company, as approved by the Board including the representatives of the holders of Series A Preferred Shares and Series B Preferred Shares, if any, either in connection with the provision of services to the Company or on exercise of options to purchase Common Shares held by employees, consultants or directors of the Company, so long as the aggregate number of such Common Shares issued does not exceed 4,000,000 (adjusted for any share dividends, combinations, splits, recapitalizations and the like); (ii) securities issued upon conversion of the Preferred Shares or exercise of any outstanding warrants or options; (iii) securities issued in connection with a bona fide acquisition of another business; (iv) securities issued in an IPO; (v) securities issued in connection with any share split, share dividend, combination, recapitalization or similar transaction of the Company; (vi) securities issued pursuant to the Series B Purchase Agreement, as such agreement may be amended or modified from time to time; or (vii) with respect to each Investor, any other issuance of Equity Securities whereby such Investor gives a written waiver of its rights under Section 7 hereof at the Investor’s sole discretion.

“OZ” means each of OZ Management L.L.C., OZ Master Fund, Ltd., OZ Asia Master Fund, Ltd., OZ Global Special Investments Master Fund, L.P. and/or any of their respective designees or Affiliates.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“Plan” means the Company’s stock option plan.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement, excluding the Hong Kong Special Administrative Region, Macau Special Administrative Region and the islands of Taiwan.

“Preferred Shares” means the Series A Preferred Shares and the Series B Preferred Shares.

“Qualified IPO” has the meaning given to such term in the Company’s Memorandum and Articles, as amended and restated from time to time.

“Registrable Securities” means (i) the Common Shares issuable or issued upon conversion of the Preferred Shares, (ii) any Common Shares owned or hereafter acquired by the Investors and (iii) any Common Shares of the Company issued as a dividend or other distribution with respect to, in exchange for, or in replacement of, the shares referenced in (i) and (ii) herein, excluding in all cases, however, any of the foregoing sold by a Person in a transaction other than an assignment pursuant to Section 11. For purposes of this Agreement, (i) Registrable Securities shall cease to be Registrable Securities when a Registration Statement covering such Registrable Securities has been declared effective under the Securities Act by the Commission whether or not such Registrable Securities have been disposed of pursuant to such effective Registration Statement and (ii) the Registrable Securities of a Holder shall not be deemed to be Registrable Securities at any time when the entire amount of such Registrable Securities proposed to be sold by such Holder in a single sale are or, in the opinion of counsel satisfactory to the Company and such Holder, each in their reasonable judgment, may be, so distributed to the public pursuant to Rule 144 (or any successor provision then in effect) under the Securities Act in any three (3) month period or any such Registrable Securities have been sold in a sale made pursuant to Rule 144 of the Securities Act.

“Registration” means a registration effected by preparing and filing a Registration Statement and the declaration or ordering of the effectiveness of that Registration Statement; and the terms “Register” and “Registered” have meanings concomitant with the foregoing.

“Registration Statement” means a registration statement prepared on Form F-1, F-2, F-3, S-1, S-2 or S-3 under the Securities Act (including, without limitation, Rule 415 under the Securities Act), or on any comparable form in connection with registration in a jurisdiction other than the United States.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Series A Preferred Shares” means the Company’s issued and outstanding Series A-1 and A-2 Preferred Shares, par value US$0.0001 per share.

“Series B Preferred Shares” means the Company’s issued and outstanding Series B Preferred Shares, par value US$0.0001 per share, issued pursuant to the Series B Purchase Agreement.

“Series B Purchase Agreement” has the meaning set forth in the Recitals hereof.

“Shareholding Structure” means the diagram of Shareholding Structure attached as Exhibit J to the Series B Purchase Agreement.

“Subsidiary” means, with respect to any specified Person, any Person of which the specified Person, directly or indirectly, owns more than fifty percent (50%) of the issued and outstanding authorized capital, share capital, voting interests or registered capital.

“U.S.” means the United States of America.

“U.S. GAAP” means generally accepted accounting principles in the United States, applied on a consistent basis.

1.2 Interpretation. For all purposes of this Agreement, except as otherwise expressly provided, (i) the terms defined in this Section 1 shall have the meanings assigned to them in this Section 1 and include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein have the meanings assigned under U.S. GAAP, (iii) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement, (iv) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (v) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision (vi) all references in this Agreement to designated schedules, exhibits and annexes are to the schedules, exhibits and annexes attached to this Agreement unless explicitly stated otherwise, (vii) “or” is not exclusive, (viii) the term “including” will be deemed to be followed by

“, but not limited to,”; (ix) the terms “shall”, “will”, and “agrees” are mandatory, and the term “may” is permissive; (x) the term “day” means “calendar day”, and (xi) all references to dollars are to currency of the United States of America.

1.3 Jurisdiction. The terms of Sections 1 through 6 of this Agreement are drafted primarily in contemplation of an offering of securities in the United States of America. The parties recognize, however, the possibility that securities may be qualified or registered in a jurisdiction other than the United States of America for offering to the public or that the Company might effect an offering in the United States of America in the form of American Depositary Receipts or American Depositary Shares. Accordingly:

(a) It is their intention that, whenever this Agreement refers to a Law, form, process or institution of the United States of America but the parties wish to effectuate qualification or registration in a different jurisdiction, reference in this Agreement to the Laws or institutions of the United States shall be read as referring, mutatis mutandis, to the comparable Laws or institutions of the jurisdiction in question; and

(b) It is agreed that the Company will not undertake any listing of American Depositary Receipts, American Depositary Shares or any other security derivative of the Company’s Common Shares unless arrangements have been made reasonably satisfactory to a Majority-in-Interest of the Holders of the then outstanding Registrable Securities to ensure that the spirit and intent of this Agreement will be realized and that the Company is committed to take such actions as are necessary such that the Holders will enjoy rights corresponding to the rights hereunder to sell their Registrable Securities in a public offering in the United States of America as if the Company had listed Common Shares in lieu of such derivative securities.

2.	Demand Registration.

2.1 Registration Other Than on Form F-3 or Form S-3. Subject to the terms of this Agreement, including without limitation Section 10.1, at any time or from time to time after the earlier of (i) April 12, 2008 and (ii) the date that is six (6) months after the closing of the IPO, Holders holding fifteen percent (15%) or more of the then outstanding Registrable Securities may request in writing that the Company effect a Registration on any internationally recognized exchange that is approved by the Investors. Upon receipt of such a request, the Company shall (x) promptly give written notice of the proposed Registration to all other Holders and (y) as soon as practicable, use its reasonable best efforts to cause the Registrable Securities specified in the request, together with any Registrable Securities of any Holder who requests in writing to join such Registration within fifteen (15) days after the Company’s delivery of written notice, to be Registered and/or qualified for sale and distribution in such jurisdiction as the Initiating Holders may request. The Company shall be obligated to effect no more than two (2) Registrations pursuant to this Section 2.1 that have been declared and ordered effective.

2.2 Registration on Form F-3 or Form S-3. Subject to the terms of this Agreement, if the Company qualifies for registration on Form F-3 or Form S-3 (or any comparable form for Registration in a jurisdiction other than the United States), any Holder may request the Company to file, in any jurisdiction in which the Company has had a registered underwritten public offering, a Registration Statement on Form F-3 or Form S-3 (or any comparable form for Registration in a jurisdiction other than the United States) , including without limitation any registration statement filed under the Securities Act providing for the registration of, and the sale on a continuous or a delayed basis by the Holders of, all of the Registrable Securities pursuant to Rule 415 under the Securities Act and/or any similar rule that may be adopted by the Commission. Upon receipt of such a request, the Company shall (i) promptly give written notice of the proposed Registration to all other Holders and (ii) as soon as practicable, use its reasonable best efforts to cause the Registrable Securities specified in the request, together with any Registrable Securities of any Holder who requests in writing to join such Registration within fifteen (15) days after the Company’s delivery of written notice, to be Registered and qualified for sale and distribution in such jurisdiction. The Holders may at any time, and from time to time, require the Company to effect the Registration of Registrable Securities under this Section 2.2.

2.3 Right of Deferral.

(a) The Company shall not be obligated to Register or qualify Registrable Securities pursuant to this Section 2:

(i) if, within ten (10) days of the receipt of any request of the Holders to Register any Registrable Securities under Section 2.1 or Section 2.2, the Company gives notice to the Initiating Holders of its bona fide intention to effect the filing for its own account of a Registration Statement of Common Shares within sixty (60) days of receipt of that request; provided, that the Company is actively employing in good faith its reasonable best efforts to cause that Registration Statement to become effective within sixty (60) days of the initial filing; provided, further, that the Holders are entitled to join such Registration subject to Section 3; or

(ii) during the period starting with the date of filing by the Company of, and ending six (6) months following the effective date of any Registration Statement pertaining to Common Shares of the Company; provided, that the Holders are entitled to join such Registration subject to Section 3 (other than a registration of securities in a transaction under Rule 145 of the Securities Act or with respect to an employee benefit plan).

(b) If, after receiving a request from Holders pursuant to Section 2.1 or Section 2.2 hereof, the Company furnishes to the Holders a certificate signed by the chief executive officer of the Company stating that, in the good faith judgment of the Board, there is a reasonable likelihood that it would be materially detrimental to the Company or its members for a Registration Statement to be filed in the near future, then the Company shall have the right to defer such filing for a period during which such filing would be materially detrimental, provided, that such deferral by the Company shall not exceed one hundred twenty (120) days from the receipt of any request duly submitted by Holders under Section 2.1 or Section 2.2 to Register Registrable Securities; provided, further, that the Company may not Register any other of its Securities during such one hundred twenty (120) day period (except for Registrations contemplated by Section 3.4); provided, further, that the Company shall not utilize this right more than once in any twelve (12) month period.

2.4 Underwritten Offerings. If, in connection with a request to Register Registrable Securities under Section 2.1 or Section 2.2, the Initiating Holders seek to distribute such Registrable Securities in an underwritten offering, they shall so advise the Company as a part of the request, and the Company shall include such information in the written notice to the other Holders described in Sections 2.1 and 2.2. In such event, the right of any Holder to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such underwritten offering and the inclusion of such Holder’s Registrable Securities in the underwritten offering (unless otherwise mutually agreed by a Majority-in-Interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwritten offering shall enter into an underwriting agreement in customary form with the underwriter or underwriters of internationally recognized standing selected for such underwritten offering by the Company. Notwithstanding any other provision of this Agreement, if the managing underwriter advises the Company that marketing factors (including without limitation the aggregate number of securities requested to be Registered, the general condition of the market, and the status of the Persons proposing to sell securities pursuant to the Registration) require a limitation of the number of Registrable Securities to be underwritten in a Registration pursuant to Section 2.1 or 2.2, the underwriters may (i) in the event the offering is the Company’s IPO, exclude from the underwritten offering all of the Registrable Securities (so long as the only securities included in such offering are those of the Company), or (ii) otherwise exclude up to seventy percent (70%) of the Registrable Securities requested to be Registered but only after first excluding all other Equity Securities held by any director, officer, employee or consultant of the Company or any other holder of Common Shares of the Company from the Registration and underwritten offering and so long as the number of shares to be included in the Registration on behalf of the non-excluded Holders is allocated among all Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities requested by such Holders to be included, provided, that if, as a result of such underwriter cutback, the Holders cannot include in the IPO all of the Registrable Securities that they have requested to be included therein, then such Registration shall not be deemed to constitute one of the two (2) demand Registrations to which the Holders are entitled pursuant to Section 2.1. Any Registrable Securities excluded or withdrawn from such underwritten offering shall be withdrawn from the Registration.

3.	Piggyback Registrations.

3.1 Registration of the Company’s Securities. Subject to the terms of this Agreement, if the Company proposes to Register for its own account any of its Equity Securities, or for the account of any holder (other than a Holder) of Equity Securities any of such holder’s Equity Securities, in connection with the public offering of such securities solely for cash (except as set forth in Section 3.4), the Company shall promptly give each Holder written notice of such Registration and, upon the written request of any Holder given within fifteen (15) days after delivery of such notice, the Company shall use its best efforts to include in such Registration any Registrable Securities thereby requested to be Registered by such Holder. If a Holder decides not to include all or any of its Registrable Securities in such Registration by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent Registration Statement or Registration Statements as may be filed by the Company, all upon the terms and conditions set forth herein.

3.2 Right to Terminate Registration. The Company shall have the right to terminate or withdraw any Registration initiated by it under Section 3.1 prior to the effectiveness of such Registration, whether or not any Holder has elected to participate therein. The expenses of such withdrawn Registration shall be borne by the Company in accordance with Section 4.3.

3.3 Underwriting Requirements.

(a) In connection with any offering involving an underwriting of the Company’s Equity Securities solely for cash, the Company shall not be required to Register the Registrable Securities of a Holder under this Section 3 unless such Holder’s Registrable Securities are included in the underwritten offering and such Holder enters into an underwriting agreement in customary form with the underwriter or underwriters of internationally recognized standing selected by the Company and setting forth such terms for the underwritten offering as have been agreed upon between the Company and the underwriters. In the event the underwriters advise Holders seeking Registration of Registrable Securities pursuant to this Section 3 in writing that market factors (including the aggregate number of Registrable Securities requested to be Registered, the general condition of the market, and the status of the Persons proposing to sell securities pursuant to the Registration) require a limitation of the number of Registrable Securities to be underwritten, the underwriters may (i) in the event the offering is the Company’s IPO, exclude all of the Registrable Securities (so long as the only securities included in such offering are those of the Company and no securities of other selling shareholders are included), or (ii) otherwise exclude up to seventy percent (70%) of the Registrable Securities requested to be Registered but only after first excluding all other Equity Securities held by any director, officer, employee or consultant of the Company or any other holder of Common Shares of the Company from the Registration and underwriting and so long as the Registrable Securities to be included in such Registration on behalf of any non-excluded Holders are allocated among all Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities requested by such Holders to be included.

(b) If any Holder disapproves the terms of any underwriting, the Holder may elect to withdraw therefrom by written notice to the Company and the underwriters delivered at least ten (10) days prior to the effective date of the Registration Statement. Any Registrable Securities excluded or withdrawn from the underwritten offering shall be withdrawn from the Registration. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any Registration proceeding begun pursuant to Section 2.1 or Section 2.2 if the Registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration).

3.4 Exempt Transactions. The Company shall have no obligation to Register any Registrable Securities under this Section 3 in connection with a Registration by the Company (i) relating solely to the sale of securities to participants in a Company share plan, or (ii) relating to a corporate reorganization or other transaction under Rule 145 of the Securities Act (or comparable provision under the Laws of another jurisdiction, as applicable); (iii) on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or (iv) relating to a registration in which the only Common Shares being registered are Common Shares issuable upon conversion of debt securities that are also being registered.

4.	Registration Procedures.

4.1 Registration Procedures and Obligations. Whenever required under this Agreement to effect the Registration of any Registrable Securities held by the Holders, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the Commission a Registration Statement with respect to those Registrable Securities and use its reasonable best efforts to cause that Registration Statement to become effective, and, upon the request of the Holders holding a majority of the Registrable Securities Registered thereunder, keep the Registration Statement effective for up to one hundred and eighty (180) days or, if earlier, until the distribution thereunder has been completed; provided, however, that such one hundred and eighty (180) day period shall be extended for a period of time equal to the period any Holder refrains from selling any Registrable Securities included in such Registration at the written request of the underwriter(s) for such Registration;

(b) Prepare and file with the Commission amendments and supplements to that Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to comply with the provisions of Applicable Securities Laws with respect to the disposition of all securities covered by the Registration Statement;

(c) Furnish to the Holders the number of copies of a prospectus, including a preliminary prospectus, required by Applicable Securities Laws, and any other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d) Use its reasonable best efforts to Register and qualify the securities covered by the Registration Statement under the securities Laws of any jurisdiction, as reasonably requested by the Holders, provided, that the Company shall not be required to qualify to do business or file a general consent to service of process in any such jurisdictions;

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in customary form, with the managing underwriter(s) of the offering. Each shareholder participating in the underwritten offering shall also enter into and perform its obligations under such an agreement;

(f) Notify each Holder of Registrable Securities covered by the Registration Statement at any time when a prospectus relating thereto is required to be delivered under Applicable Securities Laws of (i) the issuance of any stop order by the commission, or (ii) the happening of any event as a result of which any prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(g) Provide a transfer agent and registrar for all Registrable Securities Registered pursuant to the Registration Statement and, where applicable, a number assigned by the Committee on Uniform Securities Identification Procedures for all those Registrable Securities, in each case not later than the effective date of the Registration; and

(h) Take all reasonable action necessary to list the Registrable Securities on the primary exchange on which the Company’s securities are then traded or in connection with a Qualified IPO, the primary exchange on which the Company’s securities will be traded.

4.2 Information from Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the Registration of such Holder’s Registrable Securities.

4.3 Expenses of Registration. All expenses, other than the underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to this Agreement (which shall be borne by the Holders requesting Registration on a pro rata basis in proportion to their respective numbers of Registrable Securities sold in such Registration), incurred in connection with Registrations, filings or qualifications pursuant to this Agreement, including (without limitation) all Registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and reasonable fees and disbursement of one counsel for all selling Holders, shall be borne by the Company. The Company shall not, however, be required to pay for any expenses of any Registration proceeding begun pursuant to this Agreement if the Registration request is subsequently withdrawn at the request of a Majority-in-Interest of the Holders requesting such Registration (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be thereby Registered in the withdrawn Registration).

5.	Registration-Related Indemnification.

5.1 Company Indemnity.

(a) To the maximum extent permitted by Law, the Company will indemnify and hold harmless each Holder, such Holder’s partners, officers, directors, shareholders, legal counsel and accountants, any underwriter (as defined in the Securities Act) and each Person, if any, who controls (as defined in the Securities Act) such Holder or underwriter, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under Laws which are applicable to the Company and relate to action or inaction required of the Company in connection with any Registration, qualification, or compliance, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, on the effective date thereof (including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto), (ii) the omission or alleged omission to state in the Registration Statement, on the effective date thereof (including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto), a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of Applicable Securities Laws, or any rule or regulation promulgated under Applicable Securities Laws. The Company will reimburse each such Holder, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action.

(b) The indemnity agreement contained in this Section 5.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises solely out of or is solely based upon a Violation that occurs in reliance upon and in conformity with written information furnished for use in connection with such Registration by any such Holder, underwriter or controlling person. Further, the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Holder or other aforementioned person, or any person controlling such Holder, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the most current prospectus was not sent or given by or on behalf of such Holder or other aforementioned person to such person, if required by law to have been so delivered, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

5.2 Holder Indemnity.

(a) To the maximum extent permitted by Law, each selling Holder will indemnify and hold harmless the Company, its directors, officers, legal counsel and accountants, any underwriter, any other Holder selling securities in connection with such Registration and each Person, if any, who controls (within the meaning of the Securities Act) the Company, such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under Applicable Securities Laws, or any rule or regulation promulgated under Applicable Securities Laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder for use in connection with such Registration; and each such Holder will reimburse any Person intended to be indemnified pursuant to this Section 5.2, for any legal or other expenses reasonably incurred by such Person in connection with investigating or defending any such loss, claim, damage, liability or action. No Holder’s liability under this Section 5.2 shall exceed the net proceeds (less underwriting discounts and selling commissions) received by such Holder from the offering of securities made in connection with that Registration.

(b) The indemnity contained in this Section 5.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld or delayed).

5.3 Notice of Indemnification Claim. Promptly after receipt by an indemnified party under Section 5.1 or Section 5.2 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under Section 5.1 or Section 5.2, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the indemnifying parties. An indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonably incurred fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party, to the extent so prejudiced, of any liability to the indemnified party under this Section 5, but the omission to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 5.

5.4 Contribution. If any indemnification provided for in Section 5.1 or Section 5.2 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other, in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

5.5 Underwriting Agreement. To the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

5.6 Survival. The obligations of the Company and Holders under this Section 5 shall survive the completion of any offering of Registrable Securities in a Registration Statement under this Agreement.

6.	Additional Registration-Related Undertakings.

6.1 Reports under the Exchange Act. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any comparable provision of any Applicable Securities Laws that may at any time permit a Holder to sell securities of the Company to the public without Registration or pursuant to a Registration on Form F-3 or Form S-3 (or any comparable form in a jurisdiction other than the United States), the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144 (or comparable provision, if any, under Applicable Securities Laws in any jurisdiction where the Company’s securities are listed), at all times following ninety (90) days after the effective date of the first Registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b) file with the Commission in a timely manner all reports and other documents required of the Company under all Applicable Securities Laws; and

(c) at any time following ninety (90) days after the effective date of the first Registration under the Securities Act filed by the Company for an offering of its securities to the general public by the Company, promptly furnish to any Holder holding Registrable Securities, upon request (i) a written statement by the Company that it has complied with the reporting requirements of all Applicable Securities Laws at any time after it has become subject to such reporting requirements or, at any time after so qualified, that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 or Form S-3 (or any form comparable thereto under Applicable Securities Laws of any jurisdiction where the Company’s securities are listed), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents as filed by the Company with the Commission, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the Commission, that permits the selling of any such securities without Registration or pursuant to Form F-3 or Form S-3 (or any form comparable thereto under Applicable Securities Laws of any jurisdiction where the Company’s Securities are listed).

6.2 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any Equity Securities of the Company that would allow such holder or prospective holder (a) to include such Equity Securities in any Registration filed under Section 2 or 3, unless under the terms of such agreement such holder or prospective holder may include such Equity Securities in any such Registration only to the extent that the inclusion of such Equity Securities will not reduce the amount of the Registrable Securities of the Holders that are included, (b) to demand Registration of their securities, or (c) cause the Company to include such Equity Securities in any Registration filed under Section 2 or Section 3 hereof on a basis more favorable to such holder or prospective holder than is provided to the Holders thereunder.

6.3 “Market Stand-Off” Agreement. Each Holder agrees, if so required by the managing underwriter(s), that it will not during the period commencing on the date of the final prospectus relating to the Company’s IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days from the date of such final prospectus) (i) lend, offer, pledge, hypothecate, hedge, sell, make any short sale of, loan, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Equity Securities (other than those included in such offering) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Equity Securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Equity Securities or such other securities, in cash or otherwise; provided, that (x) all directors, officers and all other holders of share capital of the Company must be bound by restrictions substantially identical to those applicable to any Holder pursuant to this Section 6.3, (y) all Holders will be released from any restrictions set forth in this Section 6.3 to the extent that any other members subject to substantially similar restrictions are released, and (z) the lockup agreements shall permit Holders to transfer their Registrable Securities to their respective Affiliates so long as the transferees enters into the same lockup agreement. The underwriters in connection with the Company’s IPO are intended third party beneficiaries of this Section 6.3 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. In order to enforce the foregoing covenant, the Company may place restrictive legends on the certificates and impose stop-transfer instructions with respect to the Registrable Securities of each shareholder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

6.4 Termination of Registration Rights. The registration rights set forth in Section 2 and Section 3 of this Agreement shall terminate on the later of (a) the date that is three (3) years from the date of closing of a Qualified IPO and (b) the date that is the six (6) year anniversary of the date of the final Closing (as set forth in the Series B Purchase Agreement).

6.5 Exercise of Preferred Shares. Notwithstanding anything to the contrary provided in this Agreement, the Company shall have no obligation to Register Registrable Securities which, if constituting Common Share Equivalents, have not been exercised, converted or exchanged, as applicable, for Common Shares.

7.	Preemptive Right.

7.1 General. The Company hereby grants to each holder of Preferred Shares (each, a “Preferred Share Holder”) a right to purchase up to its pro rata share (and any overallotment, as provided below) of any New Securities that the Company may, from time to time, propose to sell or issue, in the proportions set forth in this Section 7.1. Each Preferred Share Holder’s “pro rata share” for purposes of this purchase right shall be determined according to the aggregate number of Common Shares owned by such Preferred Share Holder immediately prior to the issuance of the New Securities (assuming the exercise, conversion or exchange of all then outstanding Common Share Equivalents) in relation to the total number of Common Shares of the Company outstanding immediately prior to the issuance of the New Securities (assuming the exercise, conversion or exchange of all then outstanding Common Share Equivalents).

7.2 Issuance Notice. In the event the Company proposes to undertake an issuance of New Securities, it shall give each of the Preferred Share Holders written notice (an “Issuance Notice”) of such intention, describing the type of New Securities, and their price and the general terms upon which the Company proposes to issue the same. Each of the Preferred Share Holders shall have ten (10) days after the receipt of such notice to agree to purchase up to such Preferred Share Holder’s respective share of such New Securities (as determined in Section 7.1 above) for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

7.3 Overallotment. If any Preferred Share Holder fails to exercise its right to purchase its full pro rata share of any New Securities (each, a “Non-Exercising Holder”), the Company shall, within five (5) days after the expiration of the ten (10) day period described in Section 7.2 above, deliver written notice specifying the aggregate number of unpurchased New Securities that were eligible for purchase by all Non-Exercising Holders (the “Remaining Securities”) to each Preferred Share Holder that exercised its right to purchase its full pro rata share of the New Securities (each, an “Exercising Holder”). Each Exercising Holder shall have a right of overallotment, and may exercise an additional right to purchase the Remaining Securities by notifying the Company in writing within ten (10) days after receipt of the notice by the Company pursuant to the prior sentence of this Section 7.3; provided, however, that if the Exercising Holders desire to purchase in aggregate more than the number of Remaining Securities, then the Remaining Securities will be allocated to the extent necessary among the Exercising Holders in accordance with their relative pro rata shares.

7.4 Sales by the Company. For a period of sixty (60) days following the expiration of the ten (10) day period as described in Section 7.2 above (the ten (10) day period described in Section 7.3 above, if applicable), the Company may sell any New Securities with respect to which the Preferred Share Holders’ rights under this Section 7 were not exercised, at a price and upon terms not more favorable to the purchasers thereof than specified in the Issuance Notice. In the event the Company has not sold such New Securities within such sixty (60) day period, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Preferred Share Holders in the manner provided in this Section 7.

7.5 Investor Favorable Terms. If, in connection with any issuance of New Securities by the Company on terms (other than the per share purchase price) more favorable than those granted to the Series A Investors pursuant to the Transaction Documents (the

“Series A Investor Favorable Terms”), any Series A Investor does not exercise its preemptive right to participate in such issuance of New Securities pursuant to this Section 7, then each of the Parties hereto shall take all such actions and do all such things to ensure that all rights and privileges of the Series A Preferred Shares held by such Series A Investor shall be amended such that the terms of such Series A Preferred Shares shall be no less favorable than the Series A Investor Favorable Terms. If, in connection with any issuance of New Securities by the Company on terms (other than the per share purchase price) more favorable than those granted to the Series B Investors pursuant to the Transaction Documents (the “Series B Investor Favorable Terms”), any Series B Investor does not exercise its preemptive right to participate in such issuance of New Securities pursuant to this Section 7, then each of the Parties hereto shall take all such actions and do all such things to ensure that all rights and privileges of the Series B Preferred Shares held by such Series B Investor shall be amended such that the terms of such Series B Preferred Shares shall be no less favorable than the Series B Investor Favorable Terms.

7.6 Termination of Preemptive Rights. The preemptive rights in this Section 7 shall terminate on the earlier of (i) the closing of the Qualified IPO, or (ii) a Liquidation Event.

8.	Information and Inspection Rights.

8.1 Delivery of Financial Statements. As long as an Investor holds any Preferred Shares, the Company shall deliver to such Investor the following documents or reports:

(a) within one hundred and twenty (120) days after the end of each fiscal year of the Company beginning 2007, a consolidated income statement and statement of cash flows for the Company for such fiscal year and a consolidated balance sheet for the Company as of the end of the fiscal year, audited and certified by a “big four” firm of independent certified public accountants selected by the Company, and a management report including a comparison of the financial results of such fiscal year with the corresponding annual budget, all prepared in English and in accordance with U.S. GAAP;

(b) within forty-five (45) days after the end of each fiscal quarter of the Company, a consolidated unaudited income statement and statement of cash flows for such fiscal quarter and a consolidated unaudited balance sheet for the Company as of the end of such fiscal quarter, and a management report including a comparison of the financial results of such fiscal year with the corresponding quarterly budget, all prepared in English and in accordance with U.S. GAAP (except for year-end adjustments and except for the absence of notes);

(c) within fifteen (15) days of the end of each month, a consolidated unaudited income statement and statement of cash flows for such month and a consolidated balance sheet for the Company as of the end of such month, and a management report all prepared in English and in accordance with U.S. GAAP (except for year-end adjustments and except for the absence of notes);

(d) no later than thirty (30) days prior to the end of each fiscal year, an annual budget for the succeeding fiscal year; and

(e) copies of all documents or other information sent to all other shareholders and any reports publicly filed by the Company with any relevant securities exchange, regulatory authority or governmental agency, no later than five (5) days after such documents or information are filed by the Company.

8.2 Inspection. The Company shall permit any Investor, at the Investor’s own expense, to visit and inspect, during normal business hours following reasonable notice by the Investor, to the Company and only in a manner so as not to interfere with the normal business operations of the Company, its Subsidiaries and CDMTV, any of the properties of the Company, its Subsidiaries and CDMTV, and examine the books of account and records of the Company, its Subsidiaries and CDMTV, and discuss the affairs, finances and accounts of the Company, its Subsidiaries and CDMTV with the directors, officers, management employees, accountants, legal counsel and investment bankers of such companies, all at such reasonable times as may be requested in writing by the Investor; provided, that the Investor agrees to keep confidential any information so obtained in accordance with Section 7.1 of the Series B Purchase Agreement.

8.3 Termination of Information and Inspection Rights. The rights and covenants set forth in Sections 8.1 and 8.2 shall terminate and be of no further force or effect upon the earlier occurrence of (i) the closing of a Qualified IPO or (ii) a Liquidation Event.

8.4 Governmental/Securities Filings. For three (3) years after the time when the Company becomes subject to the filing requirements of the Exchange Act or any other organized securities exchange, as long as an Investor holds any Equity Securities, the Company shall deliver to such Investor copies of, or provide a link on its public website to, any quarterly, annual, extraordinary, or other reports publicly filed by the Company with the Commission or any other relevant securities exchange, regulatory authority or government agency, and any annual reports and other materials provided to all other shareholders of the Company.

8.5 United States Tax Matters.

(a) Before the closing of the Qualified IPO, the Company shall determine annually, within forty-five (45) days from the end of each taxable year, with respect to such taxable year (i) whether the Company is a passive foreign investment company (“PFIC”) as described in Section 1297 of the United States Internal Revenue Code of 1986, as amended (the “Code”) (including whether any exception to PFIC status may apply) or is or may be classified as a partnership or branch for U.S. federal income tax purposes, and (ii) to provide such information reasonably available to the company as any U.S. Investor may request to permit such U.S. Investor to elect to treat the Company and/or any such entity (including a Subsidiary of the Company) as a “qualified electing fund” (within the meaning of Section 1295 of the Code) (a “QEF Election”) for U.S. federal income tax purposes. Company shall also, reasonably promptly upon request, obtain and provide any and all other information deemed necessary by the U.S. Investor to comply with the provisions of this Section 8.5(a).

(b) If a determination is made by the Company that the Company is a PFIC for a particular taxable year, then for such year and for each year thereafter, the Company shall also provide each known U.S. Investor within 60 days from the end of such year with a completed “PFIC Annual Information Statement”, in form and substance as attached in Exhibit B, as required by Treasury Regulation Section 1.1295-1(g) and any other information required by a U.S. Investor to comply with any reporting or other requirements in connection with the QEF Election.

(c) The Company shall promptly provide the U.S. Investors with written notice if it (or any of its Subsidiaries) becomes a controlled foreign corporation as described in Section 957 of the Code. The Company shall, (i) upon the reasonable request of a U.S. Investor, furnish on a timely basis all information requested by such Investor to satisfy its U.S. federal income tax return filing requirements, if any, arising from its investment in the Company and relating to the Company or any Group Company’s classification as a CFC; and (ii) use commercially best efforts to avoid generating for any taxable year in which the Company or any Group Company is a CFC income that would be includible in the income of such U.S. Investor pursuant to Section 951 of the Code ("Subpart F income").

(d) The Company will comply and will cause its Subsidiaries to comply with all record-keeping, reporting, and other requests necessary for the Company and its Subsidiaries to allow any U.S. Investor to comply with any applicable U.S. federal income tax Law. The Company will also provide any known U.S. Investor with any information reasonably requested to allow such investor to comply with any applicable U.S. federal income tax Law (including but not limited to information relating to the transfer of any equity interests of the Company (or any Subsidiary) and the issuance or redemption by the Company (or any Subsidiary) of any equity interests).

(e) The Company shall, if requested by a U.S. Investor, cooperate in determining whether it would be desirable, reasonable and appropriate for the Company and/or any Subsidiary to elect to be classified as a partnership or branch for U.S. federal income tax purposes and, if so, to take all reasonable steps to cause any such elections to be made, including by filing or by causing to be filed, Internal Revenue Service Form 8832 (or any successor form), and the Company shall not permit such election, once made, to be terminated or revoked without the written consent of the U.S. Investor.

(f) For purposes of this Section 8.5: (i) “U.S. Investor” means (A) any Investor that is a United States person and (B) any Investor that is an entity treated as a foreign partnership for U.S. federal income tax purposes, one or more of the owners of which are, or controlled by, United States persons; and (ii) “United States person” means any person described in Section 7701(a)(30) of the Code.

9.	Election of Directors; Board Observer; Finance Committee.

9.1 Board of Directors. Unless otherwise indicated below, immediately after the Initial Closing, the Company shall have a Board consisting of no more than five (5) directors, of which:

(a) For so long as the equity securities held by OZ represent (on an as-converted basis) no less than ten percent (10%) of the then outstanding equity securities of the Company, one (1) director designated by OZ (the “Series A Director”) shall be elected as a voting member of the Company’s Board, and (ii) in addition to OZ’s right to designate the Series A Director, for so long as OZ holds any equity securities of the Company, OZ shall be entitled to appoint a representative to attend all meetings of the Board and all committees thereof (whether in person, telephonic or other) in a non-voting, observer capacity and the Company shall provide to such representative, concurrently with the members of the Board, and in the same manner, notice of such meeting and a copy of all materials provided to the members of the Board. The Series A Director shall initially be Mr. Joel M. Frank.

(b) (i) For so long as the equity securities held by the Series B Investors represent (on an as-converted basis) no less than ten percent (10%) of the then outstanding equity securities of the Company, one (1) director designated by a Majority-in-Interest of the Series B Investors (the “Series B Director”) shall be elected as a voting member of the Company’s Board, (ii) for so long as Milestone holds any equity securities of the Company, Milestone shall be entitled to appoint a representative to attend all meetings of the Board and all committees thereof (whether in person, telephonic or other) in a non-voting, observer capacity and the Company shall provide to such representative, concurrently with the members of the Board, and in the same manner, notice of such meeting and a copy of all materials provided to the members of the Board and (iii) for so long as GSPS holds any equity securities of the Company, GSPS shall be entitled to appoint a representative to attend all meetings of the Board and all committees thereof (whether in person, telephonic or other) in a non-voting, observer capacity and the Company shall provide to such representative, concurrently with the members of the Board, and in the same manner, notice of such meeting and a copy of all materials provided to the members of the Board. The Series B Director shall initially be Ms. Yunli Lou.

(c) The holders of a Majority-in-Interest of the then outstanding Common Shares (excluding Common Shares converted from Preferred Shares) shall be entitled to designate two (2) individuals as voting members of the Company’s Board (the “Common Directors”). The Common Directors shall initially be Mr. Li Limin and Ms. Liang Yanqing.

(d) Within three months after the Initial Closing, the holders of a Majority-in-Interest of the then outstanding Preferred Shares and Common Shares shall by mutual consent elect one (1) individual who is not an employee, officer, shareholder or Affiliate of the Company or of the Preferred Share Holders, as a voting member of the Company’s Board (the “Independent Director”).

(e) Any holders of equity securities of the Company entitled to designate any individual to be elected as a director of the Board pursuant to this Section 9.1 shall have the right to remove any director occupying such position and to fill any vacancy caused by the resignation, death or renewal of any director occupying such position.

(d) Any director not elected in the manner provided in sub-paragraphs (a), (b), (c) or (d) shall be elected by the members at a general meeting, with holders of Series A Preferred Shares, Series B Preferred Shares and Common Shares voting together on an as-converted basis and not as separate classes, provided that the directors shall have power at any time and from time to time to appoint any person to be such a director in order to fill a casual vacancy on the Board.

Following the Initial Closing, each Holder and Ordinary Shareholder shall vote, or cause to be voted, all of the Equity Securities held by such Person at each election of the directors of the Board to elect the Persons set forth above to the Board.

9.2 Alternate. Subject to applicable Law, each director shall be entitled to appoint an alternate to serve at any Board meeting, and such alternate shall be permitted to attend all Board meetings and vote on behalf of the director for whom she or he is serving as an alternative.

9.3 Finance Committee. Immediately after the Initial Closing, and until such time as the Board (including the Series A Director, if any, and the Series B Director, if any) shall decide otherwise, the Company shall have a finance committee (the “Finance Committee”) of four (4) directors, including two directors appointed by holders of Common Shares, the Series A Director, if any, and the Series B Director, if any. The Finance Committee shall be vested with oversight functions for all financing and accounting matters with respect to the Company, including but not limited to budget approval, approval of executive compensation, internal auditing matters and approval of all awards of Employee Compensation Shares. The Finance Committee shall meet (whether in person, telephonically, or otherwise) no less than once in each three (3) month period, unless otherwise determined by the Finance Committee, including the consent of each of the Series A Director, if any, and the Series B Director, if any. The quorum necessary for the transaction of the business of the Finance Committee is all the four then elected or appointed directors who are members of the Finance Committee.

9.4 D&O Insurance. The Company shall purchase and maintain directors’ and officers’ insurance from a carrier and in an amount as shall be agreed by the Board (including the Series A Director, if any, and the Series B Director, if any), provided that such insurance coverage is available at commercially reasonable rates as determined by the Board (including the Series A Director, if any, and the Series B Director, if any), in relation to any person who is or was a director or an officer of the Company, or who at the request of the Company is or was serving as a director or an officer of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity.

9.5 Assignment. Regardless of anything else contained herein, the rights of the Investors under this Section 9 are non-transferable and non-assignable (including without limitation by operation of law).

9.6 Amendment. So long as the Series A Investors hold any Series A Preferred Shares, no right of the Series A Investor under this Section 9 may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) without the written consent of Series A Investors representing not less than two thirds (2/3rds) of the aggregate voting power of the Equity Securities held by the all of the Series A Investors. So long as the Series B Investors hold any Series B Preferred Shares, no right of the Series B Investor under this Section 9 may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) without the written consent of Series B Investors representing more than seventy percent (70%) of the aggregate voting power of the Equity Securities held by the all of the Series B Investors.

9.7 Board Meetings. The Company shall use its reasonable best efforts to hold no less than one Board meeting during each three (3) month period. A quorum for a Board meeting shall consist of four (4) directors, including two directors appointed by holders of Common Shares, the Series A Director, if any, and the Series B Director, if any.

10.	Additional Agreements; Covenants.

10.1 Protective Provisions. For so long as any Preferred Share remains outstanding the Company shall not take any of the following actions without (i) the prior approval of the holders of more than two thirds (2/3rds) of the then outstanding Series A Preferred Shares and the holders of more than seventy percent (70%) of the then outstanding Series B Preferred Shares, voting as separate classes and on an as-converted basis, (ii) for so long as the equity securities of the Company held by Milestone represent no less than ten percent (10%) of the then outstanding equity securities of the Company (on an as-converted basis), the prior approval of Milestone and (iii) for so long as the equity securities of the Company held by OZ represent no less than ten percent (10%) of the then outstanding equity securities of the Company (on an as-converted basis), the prior approval of OZ. For purposes of this Article 10.1, references to the “Company” shall be deemed to include each Group Company.

(a)	Any sale, mortgage, pledge, lease, transfer or other disposition of any assets of the Company or any Group Company if such sale, mortgage, pledge, lease, transfer or other disposition is outside the ordinary course of business of the Company or any Group Company; provided that the foregoing shall not apply to any liens created by operation of law;

(b)	The approval or amendment of any quarterly and annual budget, business plan, or operating plan (including any capital expenditure budget, operating budget and financing plan); provided that such approval shall be required before the Company can continue operations at the beginning of each quarter unless is approved by the Board with the consent from the Series A Director, if any, and the Series B Director, if any;

(c)	The incurrence of any indebtedness for borrowed money or the issuance, assumption, guarantee or creation of any liability for borrowed money, the aggregate outstanding amount of which at any given time is in excess of US$200,000 in a single transaction or a series of related transactions, unless such liability is incurred in the ordinary course of business of the Company or any Group Company pursuant to the then current business plan;

(d)	Any action that leads the Company or any Group Company to deviate more than 10% from the expenses as contained in its annual budget;

(e)	Enter into any commercial contract of an amount exceeding US$1 million except in the ordinary course of business;

(f)	The expenditure or other purchase of any tangible or intangible assets in excess of US$200,000 in a single transaction or a series of related transactions over any twelve-month period unless such expenditure or other purchase is made pursuant to the then current business plan;

(g)	The engagement or entry into any agreement or transaction with any of the Company’s or any Group Company’s Affiliates, shareholders, Members (as defined in the Memorandum and Articles) or other related parties (a) involving more than $100,000, except as pursuant to the budget approved by the Board, or (b) that are not arms-length;

(h)	Any increase or decrease of the authorized size of the Board of Directors of the Company or any Group Company;

(i)	The hiring, dismissal, or determination of compensation of, any of the chief executive officer, the chief financial officer, the chief operation officer, the chief technical officer, the chief sales and marketing officer, the president, the general manager or any other manager with the title of “vice-president” or higher of the Company or any Group Company, unless it is approved by the Finance Committee with the consent of Series A Director, if any, and the Series B Director, if any;

(j)	The approval, amendment or administration of any stock options, share purchase, share bonus or equity incentive plans, agreements or arrangements of the Company or any Group Company as relating to Employee Compensation Shares;

(k)	Any material change in accounting principles or policies of the Company or any Group Company, except as required by applicable law, or the appointment or change of the auditors of the Company or any Group Company;

(l)	The undertaking of any business activities materially different from that described in the then current business plan, any change of the name of the Company or any Group Company. For the avoidance of doubt, the mobile digital television transmission by any of CDMTV’s Joint Venture partners (or their local television station counterparts) (1) to handheld devices such as mobile phones, PDAs, MP3 players, handheld gaming or similar devices, and/or (2) on technology standards other than presently approved transmission standards, in each case shall constitute a materially different business activity for purposes of this Agreement;

(m)	The authorization, creation, sale or issuance of any equity or debt securities, warrants, options or other rights of the Company or any Group Company;

(n)	The effectuation of any recapitalization, reclassification, reorganization, split-off, or spin-off;

(o)	Any alteration of the rights, powers, preferences or restrictions for any series of the Preferred Shares, or the creation or authorization (by reclassification or otherwise) of any new class or series of securities that would adversely affect the rights, powers, preferences or restrictions of any series of Preferred Shares;

(p)	The payment or declaration of a distribution or dividend with respect to any of the shares or other equity interest in the Company or any Group Company, including, without limitation, the repurchase or redemption of any such shares or equity interest, except (i) for a redemption pursuant to the Memorandum and Articles, and (iii) an Exempted Distribution (as defined in the Memorandum and Articles);

(q)	The consummation of, or entrance into any transaction or series of transactions that may result in, any Change-of-Control Event (as defined in the Memorandum and Articles);

(r)

The establishment by the Company or any Group Company of any subsidiaries, any acquisition by the Company or any Group Company of the assets or equity of another business entity other than pursuant to the annual budget in an amount in excess of US$1,000,000, and any establishment by the Company or any Group Company of a joint venture, partnership or strategic alliance with another business entity; in each case provided that if, within ten (10) Business Days following receipt by the holders of Preferred Shares of a written notice from the Company requesting approval to take any action pursuant to this Section 10.1(r), the Preferred Shareholders have not provided a written response to the Company, then the approval of the Preferred Shareholders, and, if applicable, Milestone and/or OZ, shall not be required pursuant to this Section 10.1(r);

(s)	Purchase by the Company or any Group Company of any securities other than treasury bonds or money market instruments, whether those securities are listed on a securities exchange or not;

(t)	The sale of Equity Securities by the Key Shareholders prior to any Qualified IPO; or

(u)	Any agreement or arrangement to do any of the foregoing.

10.2 Option to Purchase CDMTV. In the event that CDMTV needs to be secured as an integral part of the business structure of the Company but cannot be directly owned by the Company due to PRC regulations as of the Initial Closing, the Company will have an irrevocable call option (as applicable, exercise of which will be the only way to repay any loans that have been or will be extended to the PRC shareholders of CDMTV to capitalize CDMTV in accordance with PRC Law) exercisable by the Company or its designated entity at any time after the Initial Closing, to purchase 100% of the shares or ownership of CDMTV for a nominal consideration.

10.3 Stock Option Plan. All shares or options or other securities granted or issued under the Plan are subject to a vesting schedule pursuant to which twenty-five percent (25%) of such shares or options shall vest on the one (1) year anniversary of the grant of such shares or options, with the remaining seventy-five percent (75%) to vest in thirty-six (36) equal monthly installments over the next three (3) years, unless otherwise unanimously approved by the Board of the Company; provided, that upon the termination for any reason of the employment or similar arrangement of any employee, consultant, officer or director holding unvested shares, the Company or its assignee (to the extent permissible under Applicable Securities Laws qualifications) has the option to repurchase such unvested shares at a per share price equal to the lesser of the cost of such shares or the current fair market value of such shares as determined in good faith by the Board; provided, further, that if any employee of a Group Company is terminated without cause within one (1) year after any Change-of-Control Event (as defined in the Memorandum and Articles), the vesting of up to that number of unvested shares or options or other securities granted or issued under the Plan to such employee that would otherwise have vested within one (1) year of the date of such employee’s termination may be accelerated upon approval by the Board (including the consent of the Series A Director, if any, and the Series B Director, if any). There shall be no acceleration of the vesting of any shares or options or other securities granted or issued under the Plan except as set forth in this Section 10.3.

10.4 Qualified IPO. Subject to applicable Laws, each of the Company and holders of the Common Shares (excluding the Investors) shall use their best efforts to effectuate the closing of a Qualified IPO prior to the two (2) year anniversary of the Initial Closing.

10.5 Use of Proceeds. The Company shall use the proceeds that it receives pursuant to the Series B Purchase Agreement for capital expenditure and working capital purposes in the PRC, in each case in accordance with the Use of Proceeds Statement, as defined in the Series B Purchase Agreement.

10.6 Approval of Business Plan. The Company, the Ordinary Shareholders, and the Investors shall use their reasonable best efforts to cause each quarterly or annual budget, business plan or operating plan (including any capital expenditure budget, operating budget and financing plan) to be approved before the beginning of each quarter or year, as the case may be.

10.7 Exclusive Sales Arrangements. The Company and each of the Ordinary Shareholders shall use their best efforts to cause CDMTV to enter into exclusive sales Contracts with each of the Joint Ventures within three (3) months of the Initial Closing. In addition, if required (1) to facilitate a Liquidation Event or (as determined by the Investors in consultation with the lead underwriter and its counsel) the listing of the Company’s Equity Securities on a securities exchange or (2) otherwise pursuant to applicable Law or Governmental Authority policy, the Company shall, and the Key Shareholders shall cause the Company and each Group Company to, (x) restructure, directly or indirectly, the Group Companies so that CDMTV no longer holds, directly or indirectly, equity interests in any broadcasting entity and (y) replace such equity interests with substantially equivalent economic and contractual rights).

10.8 Approvals. The Company and each of the Ordinary Shareholders shall use their best efforts to cause each Joint Venture, within ninety (90) days following the Initial Closing, to obtain any certificates, authorizations and approvals that it is required by Law or any Governmental Authority to possess in order to operate any Mobile Digital Television Business and use frequency and program resources for the broadcast of mobile digital television. The Company and each of the Ordinary Shareholders cause any Future JV to obtain any certificates, authorizations, and approvals that it is required by Law or any Governmental Authority to possess in order to operate any Mobile Digital Television Business and use frequency and program resources for the broadcast of mobile digital television.

10.9 Further Regulatory Compliance. Upon the promulgation of any amended or new Law or other change of policy relating to the operation of the Mobile Digital Television Business, the Company and the Ordinary Shareholders shall cause each Group Company, the Joint Ventures and any Future JV to comply with such amended or new Law prior to its effectiveness, including, without limitation, the application for and the acquisition of any certificates, authorizations and approvals. The Company and each of the Ordinary Shareholders shall use their best efforts to notify the Investors promptly, and in any event within three (3) Business Days, of obtaining knowledge of the promulgation or announcement of any current or prospective Law or policy that could have a material and adverse effect on the business of any Group Company, including without limitation any Law that suspends or prohibits the broadcasting of mobile digital television in the PRC (except for non-material technical, maintenance or upgrade-related suspensions).

10.10 Compliance. The Company shall not, and the Ordinary Shareholders shall cause the Company not to, and the Company and the Ordinary Shareholders shall ensure that its and their respective Affiliates and its respective officers, directors, and representatives shall not take any of the following actions: (a) make, directly or indirectly, any payment, loan or gift of any money, or anything of value to, or for the use of, any government official (including an official of a government-owned or controlled entity), any political party or official, or any candidate for political office, or any other person where it knows or has reason to know that such payment, loan or gift would be given directly or indirectly to any government official or political party or official candidate, and they shall not take any action or make any payment (including promises to take action or make payments) for the purpose of inducing any of the foregoing persons to do any act to make any decisions in his or its official capacity (including a decision to fail to perform his or its official function) or use his or its influence with a government or instrumentality in order to affect any act or decision of such government or instrumentality in order to assist the Company or any Investor or their respective Affiliates in obtaining or retaining any business or to obtain an unfair competitive advantage or which may cause the Company or any Investor or their respective Affiliates to be in violation of, the FCPA or similar laws and regulations; or (b) establish or maintain any fund or assets in which any Group Company has proprietary rights that is not recorded in the books and records of such Group Company.

10.11 Board of Directors of the Group Companies. The Company and the Ordinary Shareholders shall ensure that the board of directors of WFOE and CDMTV shall not have independent decision making power over their respective entities, and that the Company shall have sole decision making power over all business and affairs of any Group Company.

10.12 Share Transfer Based on 2007 Net Income.

(a) It is acknowledged and agreed that the Company, OZ, Mr. Li Limin and Ms. Liang Yanqing have entered into an escrow agreement (the “Escrow Agreement”), dated as of the date hereof, and that in accordance with the Escrow Agreement each of Mr. Li Limin and Ms. Liang Yanqing has deposited duly executed but undated instruments of transfer (each, an “Instrument of Transfer”) with respect to the transfer of an unspecified number of Common Shares to the Company in exchange for aggregate consideration of US$1.00 to each of Mr. Li Limin and Ms. Liang Yanqing. The Company, OZ, Mr. Li Limin and Ms. Liang Yanqing hereby further acknowledge and agree that, pursuant to the Escrow Agreement, OZ shall have the sole authority to instruct the Escrow Agent (as defined in the Escrow Agreement) to complete the Instruments of Transfer and deliver the completed Instruments of Transfer to the Company or destroy the Instruments of Transfer, as the case may be.

(b) The Company shall promptly deliver the Adjusted Period Financial Statements to OZ, the Founders and the Investors after such financial statements are released and in any case, no later than April 30, 2008. Within ten Business Days after the Adjustment Period Financial Statements are delivered to OZ and the Founders, the Company, OZ and the Founders shall negotiate in good faith to determine the Adjustment Period Net Income based on the Adjustment Period Financial Statements. If the Adjustment Period Net Income is determined to be less than US$7,000,000, then promptly following such determination (i) the Company shall issue to OZ, for aggregate consideration of US$0.0001 per share, such number (the “Adjustment Share Number”) of Series A Preferred Shares that is equal to: (a) one (1) minus the quotient of the Adjustment Period Net Income divided by $7,000,000, multiplied by (b) the number of Common Shares that is equivalent to three percent (3%) of the Company’s fully diluted share capital immediately following the Company’s most recent issuance of Series B Preferred Shares (adjusted for any share dividends, combinations, splits, recapitalizations and the like), rounded up to the nearest Common Share; (ii) OZ shall instruct the Escrow Agent to date the Instruments of Transfer and to specify the number of Common Shares subject to each Instrument of Transfer, provided that the aggregate number of Common Shares subject to both Instruments of Transfer shall equal the Adjustment Share Number (from each of Mr. Li Limin and Ms. Liang Yanqing according to his or her proportional ownership of Common Shares of the Company as of the date hereof); and (iii) the Company shall provide copies of the register of members of the Company, certified by the registered agent of the Company and the Chief Executive Officer of the Company, reflecting the issuance of the Adjustment Share Number of Series A Preferred Shares to OZ and the receipt and cancellation of an aggregate of the Adjustment Share Number of Common Shares from Mr. Li Limin and Ms. Liang Yangqing. If the Adjustment Period Financial Statements have not been delivered to OZ and the Founders on or prior to April 30, 2008, then the Adjustment Share Number shall be deemed to have been determined by the Company, OZ and the Founders to be the number of Common Shares that is equivalent to three percent (3%) of the Company’s fully diluted share capital immediately following the Company’s most recent issuance of Series B Preferred Shares (adjusted for any share dividends, combinations, splits, recapitalizations and the like), rounded up to the nearest Common Share.

(c) If the Adjustment Period Net Income is determined by the Company, OZ and the Founders to be equal to or greater than US$7,000,000, then promptly following such determination and in any case no later than five (5) Business Days after such determination, OZ shall instruct the Escrow Agent to destroy the Instruments of Transfer.

(d) Each of the Company, Mr. Li Limin and Ms. Liang Yanqing hereby agree that neither Mr. Li Limin nor Ms. Liang Yanqing may transfer, assign, encumber or otherwise dispose of any of the Common Shares held by each of them as of the date hereof prior to the consummation of the transactions contemplated by this Section 10.12, and the Company shall not record any transfer of Common Shares in violation of this Section 10.12 in the register of members of the Company. Each of Mr. Li Limin and Ms. Liang Yanqing shall be jointly and severally liable for all obligations of each of them pursuant to this Section 10.12.

(e) Each of the Parties hereto hereby irrevocably waives any participation rights, approval rights, rights to receive notice and any other rights that it has or may have pursuant to this Agreement, the Memorandum and Articles, any other agreement and any law or regulation with respect to the transfers and/or issuances of Series A Preferred Shares and Common Shares contemplated by this Section 10.12.

(f) Each of the Parties hereto hereby acknowledges and agrees that the provisions of this Section 10.12 shall terminate and be of no further force or effect if the Company’s IPO is completed on or prior to December 31, 2007.

10.13 Noncompete.

(a) Mr. Li Limin undertakes to each of the Investors that for a period of twenty-four (24) months after he ceases to be employed by, or act as a member of the board of directors for, any Group Company, he will not, and Ms. Liang Yanqing undertakes to each of the Investors that for a period of twelve (12) months after she ceases to own any Common Shares, she will not, without the prior written consent of the Investors:

(i) in the territory of PRC and Hong Kong (the “Territory”) either on his own account or through any of his Affiliates, or in conjunction with or on behalf of any other person, carry on or be engaged, concerned or interested directly or indirectly whether as shareholder, director, employee, partner, agent or otherwise carry on any business in direct competition with the business of any Group Company;

(ii) either on his own account or through any of his Affiliates or in conjunction with or on behalf of any other person solicit or entice away or attempt to solicit or entice away from any Group Company, any person, firm, company or organization who is or shall at any time within twenty-four (24) months prior to such cessation have been a customer, client, representative or agent of such Group Company or in the habit of dealing with such Group Company;

(iii) either on his own account or through any of his Affiliates or in conjunction with or on behalf of any other person, employ, solicit or entice away or attempt to employ, solicit or entice away from any Group Company any person who is or shall have been at the date of or within twelve (12) months prior to such cessation of employment an officer, manager, consultant or employee of any such Group Company whether or not such person would commit a breach of contract by reason of leaving such employment; and

(iv) neither he nor any of his Affiliates will at any time hereafter, in relation to any trade, business or company use a name including the words “CDMTV,” “ ” or any other words hereafter used by any Group Company in its name or in the name of any of its products, services or their derivative terms, or the Chinese or English equivalent or any similar word in such a way as to be capable of or likely to be confused with the name of any Group Company or the product or services or any other products or services of any Group Company, and shall use all reasonable endeavors to procure that no such name shall be used by any of his Affiliates or otherwise by any person with which he is connected.

(b) Each and every obligation under Section 10.13(a) shall be treated as a separate obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable in whole or in part, such part or parts which are unenforceable shall be deleted from such section and any such deletion shall not affect the enforceability of the remainder parts of such section.

(c) The Parties agree that in light of the circumstances, the restrictive covenants contained in Section 10.13(a) are reasonable and necessary for the protection of the Group Companies and the Investors, and further agree that having regard to those circumstances the said covenants and are not excessive or unduly onerous upon either of Mr. Li Limin and Ms. Liang Yanqing. However, it is recognized that restrictions of the nature in question may fail for technical reasons currently unforeseen and accordingly it is hereby agreed and declared that if any of such restrictions shall be adjudged to be void as going beyond what is reasonable, in light of the circumstances, for the protection of the Group Companies or the Investors, but would be valid if part of the wording thereof were deleted or the periods thereof reduced or the range of activities or area dealt with thereby reduced in scope, the said restriction shall apply with such modification as may be necessary to make it valid and effective.

10.14 Amendments to Memorandum or Articles. For so long as any Preferred Share remains outstanding, the shareholders shall not approve any amendment or change to the memorandum or articles of association of the Company or any Group Company without (i) the prior approval of the holders of more than two thirds (2/3rds) of the then outstanding Series A Preferred Shares and the holders of more than seventy percent (70%) of the then outstanding Series B Preferred Shares, voting as separate classes and on an as-converted basis, (ii) for so long as the equity securities of the Company held by Milestone represent no less than ten percent (10%) of the then outstanding equity securities of the Company (on an as-converted basis), the prior approval of Milestone and (iii) for so long as the equity securities of the Company held by OZ represent no less than ten percent (10%) of the then outstanding equity securities of the Company (on an as-converted basis), the prior approval of OZ.

10.15 Winding Up, Bankruptcy, Dissolution or Liquidation. For so long as any Preferred Share remains outstanding, the shareholders shall not approve any filing for winding up, bankruptcy, dissolution or liquidation with respect to the Company or any Group Company (including any Liquidation Event, as such term is defined in the Memorandum and Articles) without (i) the prior approval of the holders of more than two thirds (2/3rds) of the then outstanding Series A Preferred Shares and the holders of more than seventy percent (70%) of the then outstanding Series B Preferred Shares, voting as separate classes and on an as-converted basis, (ii) for so long as the equity securities of the Company held by Milestone represent no less than ten percent (10%) of the then outstanding equity securities of the Company (on an as-converted basis), the prior approval of Milestone and (iii) for so long as the equity securities of the Company held by OZ represent no less than ten percent (10%) of the then outstanding equity securities of the Company (on an as-converted basis), the prior approval of OZ.

11. Assignments and Transfers; No Third Party Beneficiaries. Except as otherwise provided herein, this Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives, but shall not otherwise be for the benefit of any third party. The rights of any Holder hereunder (including, without limitation, registration rights) are assignable in connection with the transfer (subject to Applicable Securities Laws and other Laws) of Equity Securities held by such Holder but only to the extent of such transfer. This Agreement and the rights and obligations of any party hereunder shall not otherwise be assigned without the mutual written consent of the other parties; provided that each Investor may assign its rights and obligations to an Affiliate of such Investor without consent of the other parties under this Agreement.

12.	Miscellaneous.

12.1 Governing Law. This Agreement shall be governed by and construed under the Laws of the State of New York, without regard to principles of conflicts of law thereunder.

12.2 Dispute Resolution.

(a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be subject to resolution through consultation of the parties to such dispute, controversy or claim. Such consultation shall begin within three days after one party hereto has delivered to the other party hereto a written request for such consultation (the “Consultation Request”). If within thirty (30) days following the date on which the Consultation Request is delivered the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of either party with notice to the other (the “Notice”).

(b) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “Centre”). There shall be three arbitrators. The Company, on the one hand, and the Investors jointly, on the other hand, shall select one arbitrator within thirty (30) days after giving or receiving the Notice. The Chairman of the Centre shall select the third arbitrator, who shall be qualified to practice law in New York. Such arbitrators shall be freely selected, and the parties and the Chairman of the Centre shall not be limited in their selection to any prescribed list. If either party does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the Centre.

(c) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the United Nations Commission on International Trade Law Arbitration Rules pursuant to the Centre procedures for the administration of international arbitration in effect at the time of the Notice. However, if such rules are in conflict with the provisions of this Section 12.2, including the provisions concerning the appointment of arbitrators, the provisions of this Section 12.2 shall prevail.

(d) Each party hereto shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party.

(e) The award of the arbitration tribunal shall be final and binding upon the disputing parties, and either party may apply to a court of competent jurisdiction for enforcement of such award.

(f) Either party shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

12.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

12.4 Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address as shown below the signature of such party on the signature page of this Agreement (or at such other address as such party may designate by fifteen (15) days’ advance written notice to the other parties to this Agreement given in accordance with this Section). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid.

12.5 Headings and Titles. Headings and titles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

12.6 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

12.7 Entire Agreement: Amendments and Waivers. This Agreement (including the Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof, and supersedes all other agreements (including without limitation the Prior Shareholders Agreement) between or among any of the parties with respect to the subject matter hereof. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of (i) the Company, (ii) the holders of a majority of Ordinary Shareholders, (iii) Series A Investors representing not less than two thirds (2/3rds) of the aggregate voting power of the Equity Securities held by the all of the Series A Investors, and (iv) Series B Investors representing more than seventy percent (70%) of the aggregate voting power of the Equity Securities held by all of the Series B Investors. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities, each future holder of all such Registrable Securities, and the Company.

12.8 Severability. If a provision of this Agreement is held to be unenforceable under applicable Laws, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

12.9 Further Assurances. The parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the intent of this Agreement.

12.10 Rights Cumulative. Each and all of the various rights, powers and remedies of a party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such party may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.

12.11 No Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy power hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

12.12 No Presumption. The parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. If any claim is made by a party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any party or its counsel.

12.13 No Conflict with Memorandum and Articles. In the event that the provisions of this Agreement conflict with any provision of the Memorandum and Articles, the provisions of this Agreement shall prevail as between the shareholders of the Company only, who hereby undertake to take such steps as may be necessary or desirable to amend the Memorandum and Articles to remove such conflict to the fullest extent permitted by law.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:	CDMTV HOLDING COMPANY

By:
	Name:	Limin Li
	Title:	Director

	Address:	China Digital Mobile TV Co. Ltd.
1/F Block 7#, Champs Elysees Garden
Nongyuan Road
Futian District
Shenzhen 518040, P.R. China
Attn: Limin Li, Chairman
	Facsimile:	(86755) 8298 1111

With a copy to:

Latham & Watkins LLP
41/F, One Exchange Square
8 Connaught Place Central
Hong Kong
Attn: Z. Julie Gao, Esq.
Facsimile: (852) 2522-7006

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SERIES A INVESTORS:

OZ Master Fund, Ltd.		OZ Asia Master Fund, Ltd.

By:	OZ Management, L.L.C.,	By:	OZ Management, L.L.C.,
	its Investment Manager		its Investment Manager

By:		By:
Name:	Joel M. Frank	Name:	Joel M. Frank
Title:	Chief Financial Officer	Title:	Chief Financial Officer

OZ Global Special Investments Master Fund, L.P.

By:	OZ Advisors, L.L.C.,
its General Partner

By:	Och-Ziff Associates, L.L.C.
its Managing Member

By:
Name:	Joel M. Frank
Title:	Chief Financial Officer

Address (for each Investor):

9 West 57th Street, 39th Floor

New York, NY 10019

United States of America

Attention: Joel M. Frank

Fax: +1 (212) 719-7482

With a copy to each of:

Och-Ziff Capital Management,

Suite 2003, Cheung Kong Center

2 Queen’s Road Central, Hong Kong

Attention: Manoj Jain

Fax: +852 2297-0818

O’Melveny & Myers LLP

Times Square Tower, 7 Times Square

New York, NY 10036

United States of America

Attention: Ilan Nissan

Fax: +1 (212) 326-2061

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

AXIAL:	AXIAL GROUP LIMITED

By:
	Name:	Andrew Shi Siao
	Title:	Director

By:
	Name:	Jor Teck Law
	Title:	Director

		Address:	c/o Wisdom Business Services Limited
Room 605, 6/F Bank of America Tower
12 Harcourt Road, Central, Hong Kong
Attn: Jor Teck Law
Facsimile: (852) 3010 5309

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SERIES B INVESTORS:

Milestone Mobile TV Media Holdings I Limited	Milestone Mobile TV Media Holdings II Limited

By:	By:

By:	By:
Name:	Name:
Title:	Title:

Milestone Mobile TV Media Holdings III Limited	Milestone Mobile TV Media Holdings IV Limited

By:	By:

By:	By:
Name:	Name:
Title:	Title:

IPROP Holdings Limited

By:

By:
Name:
Title:

Address:

Unit 2109, Fortune Gate

1701 West Beijing Road

Shanghai 200040, P.R. China

Attention: Ms. Yunli Lou

Fax: +86 (21) 6288 4844

With a copy to each of:

O’Melveny & Myers LLP

Plaza 66, 37th Floor

1266 Nanjing Road West

Shanghai 200040, P.R. China

Attention: Kurt Berney

Fax: +86 (21) 2307 7300

GSPS Asia Limited

By:
Name:
Title:

Address:

Level 3, Alexander House, 35 Cybercity,

Ebene, Mauritius

Attention: Mr. Ben Lim

Fax: +(230) 403 0801

With a copy to (which shall not constitute notice):

c/o Goldman Sachs (Asia) L.L.C.

68th Floor, Cheung Kong Center,

2 Queen’s Road Central, Hong Kong

Attention: The General Counsel

Fax: +(852) 2978 1966

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ORDINARY SHAREHOLDERS:	LIMIN LI

ID Number: 440301610103081
Address:

YANQING LIANG

ID Number: 230102197203296124
Address:

EXHIBIT A(i)

SERIES B INVESTORS

•	Milestone Mobile TV Media Holdings I Limited

•	Milestone Mobile TV Media Holdings II Limited

•	Milestone Mobile TV Media Holdings III Limited

•	Milestone Mobile TV Media Holdings IV Limited

•	IPROP Holdings Limited

•	GSPS Asia Limited

EXHIBIT A(ii)

SERIES A INVESTORS

•	OZ Master Fund, Ltd.

•	OZ Asia Master Fund, Ltd.

•	OZ Global Special Investments Master Fund, L.P.

•	Axial Group Limited

EXHIBIT A(iii)

ORDINARY SHAREHOLDERS

•	Limin Li

•	Yanqing Liang

A-1

EXHIBIT B

PFIC ANNUAL INFORMATION STATEMENT53

[Must be signed by an authorized representative of the Company]

PFIC Annual Information Statement pursuant to U.S. Treasury Regulation § 1.1295-1(g).

                                          (the “Company”) hereby represents that:

1.	This PFIC Annual Information Statement applies to the Company’s taxable year beginning on and ending on .

2.	The pro rata shares of the Company’s ordinary earnings and net capital gain attributable to the U.S. Shareholder (directly or indirectly through any other entity that holds the investment in the Company) for the taxable year specified in paragraph (1) are:

Ordinary Earnings: $

Net Capital Gain: $

3.	The amount of cash and the fair market value of other property distributed or deemed distributed by the Company to the U.S. Shareholder during the taxable year specified in paragraph (1) are as follows:

Cash: $

Fair Market Value of Property: $

4.	The Company will permit the U.S. Shareholder to inspect the Company’s permanent books of account, records, and such other documents as may be maintained by the Company that are necessary to establish that the Company’s ordinary earnings and net capital gain are computed in accordance with U.S. Federal income tax principles, and to verify these amounts and the U.S. Shareholders direct or indirect pro rata shares thereof; provided, that (i) a Company representative shall, at the Company’s option, accompany the Investor on any such inspection, and (ii) the Company shall not be required to permit such inspection if such inspection would violate applicable Laws, regulations or policies of the PRC or the British Virgin Islands.

By:
Title:
Date:

B-1